PROPHECY ASSET MANAGEMENT, INC.
CODE OF ETHICS
I.            INTRODUCTION
Prophecy has adopted this Code of Ethics pursuant to Rule 204A-1 under the Investment Advisers Act of 1940 (the "Act") and Rule 17j-1 under the Investment Company Act of 1940 (the "Investment Company Act"). The Code of Ethics sets forth standards of conduct expected of Prophecy's Supervised Persons and addresses conflicts that arise from personal trading by Access Persons. The policies and procedures outlined in the Code of Ethics are intended to promote compliance with fiduciary standards by Prophecy and its Supervised Persons. As a fiduciary, Prophecy has the responsibility to render professional, continuous and unbiased investment advice, owes its clients a duty of honesty, good faith and fair dealing, must act at all times in the best interests of clients and must avoid or disclose conflicts of interest.
This Code of Ethics is designed to:
●	Protect Prophecy's client by deterring misconduct;
●	Educate employees regarding Prophecy's expectations and the laws governing their conduct;
●	Remind employees that they are in a position of trust and must act with complete proprity at all times;
●	Protect the reputation of Prophecy;
●	Guard against violation of the securities laws; and
●	Establish procedures for employees to follow so that Prophecy may determine whether employees are complying with its ethical principles.
This Code of Ethics is based upon the principle that the directors, officers and other employees of Prophecy owe a fiduciary duty to, among others, the clients of Prophecy to conduct their affairs, including their personal securities transactions, in such a manner as to avoid (i) serving their own personal interests ahead of clients; (ii) taking inappropriate advantage of their position with Prophecy; and (iii) any actual or potential conflicts of interest or any abuse of their position of trust and responsibility. This fiduciary duty includes the duty of the Chief Compliance Officer of Prophecy to report violations of this Code of Ethics to Prophecy's Board of Directors and the board of directors of any U.S. registered management investment company for which Prophecy acts as adviser or sub-adviser.

II.            GENERAL PRINCIPLES
Our principles and philosophy regarding ethics stress Prophecy's overarching fiduciary duty to its clients and the obligation of Firm personnel to uphold that fundamental duty. In recognition of the trust and confidence placed in Prophecy by its clients and to give effect to the belief that Prophecy's operations should be directed to benefit its clients, Prophecy has adopted the following general principles to guide the actions of its employees:
1.	The interests of clients are paramount. All personnel must conduct themselves and their operations to give maximum effect to this belief by placing the interests of clients before their own at all times.

2.	All personal transactions in securities by personnel must be accomplished so as to avoid even the appearance of a conflict of interest on the part of such personnel with the interests of any client.

3.	All personnel must avoid actions or activities that allow (or appear to allow) a person to profit or benefit from his or her position with respect to a client, or that otherwise bring into question the person's independence or judgment.

4.	All information concerning the specific security holdings and financial circumstances of any client is strictly confidential. Supervised persons are expected to maintain such confidentiality, secure such information and disclose it only to other employees with a need to know that information.

5.	All personnel will conduct themselves honestly, with integrity and in a professional manner to preserve and protect Prophecy's reputation.

Federal law requires that this Code of Ethics not only be adopted but that it must also be enforced with reasonable diligence. The Chief Compliance Officer will keep records of any violation of the Code of Ethics and of the actions taken as a result of such violations. Failure to comply with the Code of Ethics may result in disciplinary action, including termination of employment.

Noncompliance with the Code of Ethics has severe ramifications, including enforcement actions by regulatory authorities, criminal fines, civil injunctions and penalties, disgorgement of profits and sanctions on your ability to be employed in an investment advisory business or in a related capacity.

III.            SCOPE OF THE CODE OF ETHICS

A.            Persons Covered by the Code of Ethics

As used in this Code of Ethics, the term "Supervised Person" includes:

1.	Any director, officer or member of Prophecy (or other person occupying a similar status or performing a similar function);

2.	Any other employee of Prophecy;

3.	Any other person who provides advice on behalf of Prophecy and is subject to Prophecy's supervision and control; and

4.	Any temporary worker, consultant, independent contractor, certain employees of affiliates of Prophecy, or any particular person designated by the Chief Compliance Officer.

Supervised Persons, other than Access Persons (described below), are not subject to the below restrictions on personal securities transactions, but are subject to all other provisions of this Code of Ethics. Mangers of Prophecy Portfolio Management are not subject to the below restrictions on personal securities transactions, but are subject to all other provisions of this code of ethics.

As used in this Code of Ethics, the term "Access Person" includes any Supervised Person designated by the Chief Compliance Officer, or a designated compliance associate, who:

1.	has access to nonpublic information regarding any client's purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any investment fund Prophecy or its control affiliates manage or of any investment fund in which Prophecy's clients have invested;

2.	is involved in making securities recommendations to clients, or has access to such recommendations that are nonpublic; or

3.	is a director or officer or member of Prophecy (or other person occupying a similar status or performing a similar function).

As the nature and philosophy of Prophecy tends to expose a large range of employees to client information, all employees are generally treated as Access Persons and, likewise, are subject to the trading restrictions and reporting requirements outlined below. The term Access Person does not include any Supervised Person that is subject to a code of ethics that has been reviewed and approved by the Chief Compliance Officer. Certain of the requirements outlined below may be modified as applied to a "Non-resident Director", any director of Prophecy who (a) is not an officer, employee or shareholder of Prophecy, (b) does not maintain a business address at Prophecy, (c) does not, in the ordinary course of his business, receive or have access to current information regarding the purchase or sale of securities by Prophecy, information regarding recommendations concerning the purchase or sale of securities by Prophecy or information regarding securities being considered for purchase or sale by Prophecy, and (d) does not, in the ordinary course of his business, receive or have access to current information regarding the portfolio holdings of any investment fund Prophecy or its control affiliates manage or of any investment fund in which Prophecy's clients have invested.

Family Members. Each Access Person must report personal securities transactions for any account in which he or she has a direct or indirect beneficial interest (such as a trust, estate or other account in which he or she has a present or future interest in the income, principal or right to obtain title to securities). For purposes of personal securities reporting requirements under the Code of Ethics, an immediate family member (including any relative by blood or marriage living in an Access Person's household, including a domestic partner) is also an Access Person. All Access Persons are subject to the trading restrictions and reporting requirements under this Code for all such accounts.

B.            Securities Covered by the Code of Ethics.

For purposes of the Code of Ethics and its reporting requirements, the term "Covered Security" means any stock, bond, future, investment contract or any other instrument that is considered a "security" under the Advisers Act. The term also includes:

•	options on securities, on indexes and on currencies;

•	futures contracts;

•	interests in limited partnerships (including limited liability and other companies that are treated as partnerships for U.S. federal income tax purposes);

•	shares of foreign unit trusts and foreign mutual funds;

•	shares of closed-end investment companies;

•	shares of and/or interests in private investment funds, hedge funds, investment clubs and any other pooled investment vehicles exempt from registration under the Investment Company Act.;

•	shares in "exchange traded funds" ("ETF"), whether organized as open-end mutual funds or unit investment trusts that are invested exclusively in one or more open-end funds;

•	shares of open-end mutual funds that are advised or sub-advised by Prophecy or its affiliates ("Affiliated Funds"); and

•	shares issued by unit investment trusts that are invested exclusively in one or more Affiliated Funds.

but specifically does not include:

•	direct obligations of the U.S. government;

•	bankers' acceptances, bank certificates of deposit, commercial paper, and high quality short-term debt obligations, including repurchase agreements;

•	shares issued by money market funds (domiciled inside or outside the United States);

•	shares of open-end mutual funds that are not Affiliated Funds; and

•	shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are Affiliated Funds.

A list of Affiliated Funds will be circulated periodically to assist employees in understanding their obligations.

IV.            STANDARDS OF BUSINESS CONDUCT

The Code of Ethics sets forth standards of business conduct that Prophecy requires of its Supervised Persons and that relate to Prophecy's and Supervised Persons' fiduciary obligations. Supervised Persons should maintain the highest ethical standards in carrying out Prophecy's business activities. Prophecy's reputation is one of its most important assets. Maintaining the trust and confidence of clients is a vital responsibility. This section sets forth Prophecy's business conduct standards.

A.            Compliance with Laws and Regulations. Each Supervised Person must comply with applicable federal securities laws.

1.            As part of this requirement, Supervised Persons are not permitted, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by a client:

a.	to defraud that client in any manner;

b.	to mislead that client, including by making a statement that omits material facts;

c.	to engage in any act, practice or course of conduct which operates or would operate as a fraud or deceit upon that client;

d.	to engage in any manipulative practice with respect to that client; or

e.	to engage in any manipulative practice with respect to securities, including price manipulation.

B.            Conflicts of Interest. As a fiduciary, Prophecy has an affirmative duty of care, loyalty, honesty and good faith to act in the best interests of its clients. Compliance with this duty can be achieved by trying to avoid conflicts of interest and by fully disclosing all material facts concerning any conflict that does arise with respect to any client. In addition, Prophecy imposes a higher standard by providing that Supervised Persons must try to avoid situations that have even the appearance of conflict or impropriety.

1.            Conflicts among Client Interests. Conflicts of interest may arise where Prophecy or its Supervised Persons have reason to favor the interests of one client over another client (e.g., larger accounts over smaller accounts, accounts compensated by performance fees over accounts not so compensated, accounts in which employees have made material personal investments, or accounts of close friends or relatives of Supervised Persons, etc.). Supervised Persons are prohibited from engaging in inappropriate favoritism of one client over another client that would constitute a breach of fiduciary duty. Access Persons are required to disclose any potential circumstances where Prophecy or its Supervised Persons may have reason to favor the interests of one client over another client to the Chief Executive Officer or his or her designate. If such designated person deems the circumstances to present a material conflict, the designated person must inform Prophecy's Board of Directors of the circumstances and seek the Board's determination of the appropriate course of action.

2.            Competing with Client Trades. Supervised persons are prohibited from using knowledge about pending or currently considered securities transactions for clients to profit personally, directly or indirectly, as a result of such transactions, including by purchasing or selling such securities. Conflicts raised by personal securities transactions also are addressed more specifically in section D below.

3.            Other Potential Conflicts Provisions:

a.
Disclosure of Personal Interest. Access Persons are prohibited from recommending, implementing or considering any securities transaction for a client without having disclosed any material beneficial ownership, business or personal relationship or other material interest in the issuer, or its affiliates, to the Chief Compliance Officer or his or her designate, or, with respect to the Chief Compliance Officer's interests, another designated senior officer. If such designated person deems the disclosed interest to present a material conflict, the Access Person may not participate in any decision-making process regarding the securities of that issuer.

1.	Note. This provision applies in addition to Prophecy's initial, quarterly and annual personal securities reporting requirements by Access Persons.

2.	Research Analysts. If a research analyst has a material interest in an issuer, the Chief Executive Officer or his or her designate will assign a different analyst to cover the issuer.

b.
Referrals/Brokerage. Supervised Persons are required to act in the best interests of Prophecy's clients regarding execution and other costs paid by clients for brokerage services. As part of this principle, Supervised Persons will strictly adhere to Prophecy's policies and procedures regarding brokerage (including allocation, best execution, soft dollars and directed brokerage).

c.	Vendors and Suppliers. Each Supervised Person is required to disclose any personal investments or other interests in vendors or suppliers with respect to which that person negotiates or makes decisions on behalf of Prophecy. Supervised Persons with such interests are prohibited from negotiating or making decisions regarding Prophecy's business with those companies.

d.	No Transactions with Clients (Principal Trades). Supervised Persons are not permitted to knowingly sell to or purchase from a client any security or other property, except securities issued by the client.

C.            Insider Trading. Supervised Persons are prohibited from trading, either personally or on behalf of others, while in possession of material nonpublic information and from communicating material nonpublic information to others in violation of the law. The following are the policies and procedures of Prophecy to ensure compliance:

STATEMENT OF POLICY
Persons associated with Prophecy (including but not limited to members, officers, directors, employees, and independent contractors) are prohibited from trading, either personally or on behalf of others, including investor accounts managed by Prophecy ("Investor Accounts"), in any security or security-based derivative position on the basis of material, nonpublic information in violation of the law. In addition, persons associated with Prophecy are prohibited from communicating material, nonpublic information to any person (including Prophecy personnel) in violation of the law. This prohibited conduct is frequently referred to as "insider trading." Prophecy's policy applies to Prophecy and persons associated with Prophecy, and extends to activities within and outside their duties at Prophecy. Any questions regarding Prophecy's policy should be referred to the Chief Compliance Officer.
The term "insider trading" is not defined in the federal securities laws, but generally is used to refer to the use of material, nonpublic information to trade in securities (whether or not one is an "insider") or to communications of material, nonpublic information to others.
While the law concerning insider trading is not static, it is generally understood that the law prohibits:
•	Trading by an insider, while in possession of material, nonpublic information; or

•
Trading by a non-insider, while in possession of material, nonpublic information, where the information either was disclosed to the non-insider in violation of an insider's duty to keep it confidential or was misappropriated; and

•	Communicating material, nonpublic information to others.

The elements of Insider Trading and the penalties for such unlawful conduct are discussed below.
1.	Who is an Insider?
The concept of "insider" is broad. It includes officers, directors and employees of a company (and any personnel of such company serving in similar functions). In addition, a person may be deemed an insider if he or she enters into a special confidential relationship in the conduct of a company's affairs and as a result is given access to information solely for the company's purposes. Insiders may include, among others, a company's attorneys, accountants, consultants, bank lending officers, members of a creditors committee, and the employees of such organizations. In addition, Prophecy may become an insider of a company it advises or for which it performs other services.

2.	What is Material Information?
Trading on nonpublic information is not a basis for liability unless the information is material. "Material information" generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company's securities. Information that Supervised Persons should consider material includes, but is not limited to:
•	Earnings information;

•	Mergers, acquisitions, tender offers, joint ventures, or changes in assets;

•	New products or discoveries, or developments regarding customers or suppliers (e.g., the acquisition or loss of a contract);

•	Changes in control or in the board of directors or executive management;

•	Change in auditors or auditor notification that the issuer may no longer rely on an auditor's audit report;

•
Events regarding the issuer's securities -- e.g., defaults on senior securities, calls of securities for redemption, repurchase plans, stock splits or changes in dividends, changes to the rights of security holders, public or private sales of additional securities;

•	Bankruptcies or receiverships; or

•	Information concerning a proposed private offering (private investment in public equity or "PIPE").

Material information does not have to relate directly to a company's operations. For example, the Supreme Court1 considered as material, certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security. In that case, a Wall Street Journal reporter was found criminally liable for disclosing to others the dates that reports on various companies would appear in the Journal and whether those reports would be favorable or not.
3.	What is Nonpublic Information?
Information is nonpublic until it has been effectively disseminated to the market place. For example, information found in a report filed with the SEC, a court docket, or appearing in Bloomberg, Dow Jones, The Wall Street Journal or other publications of general circulation would be considered public.

1 Carpenter v. U.S., 18 U.S. 316 (1987).

4.	Establishing Insider Trading Liability
There are two main theories with respect to establishing insider trading liability.
Fiduciary Duty Theory
Insider trading liability is established when trading while in possession of material, nonpublic information about a public issuer of securities that was obtained in breach of a fiduciary duty or other relationship of trust and confidence. There are alternate theories under which non-insiders can acquire the fiduciary duties of insiders: they can enter into a confidential relationship with the company through which they gain information (e.g., attorneys, accountants), or they can acquire a fiduciary duty to the company's shareholders as "tippees" if they are aware or should have been aware that they have been given confidential information by an insider who has violated his fiduciary duty to the company's shareholders.
Misappropriation Theory
Insider trading liability is also established when trading occurs on material, nonpublic information that was stolen or misappropriated from any other person in breach of a duty owed to the source of the information. For example, the Supreme Court2 found that an attorney misappropriated information from his law firm and its investor when he traded on knowledge of an imminent tender offer while representing the company planning to make the offer. Rather than premising liability on a direct fiduciary relationship between the company insider and the attorney, the Court based misappropriation liability on the attorney's deception of those who entrusted him with access to confidential information. The misappropriation theory can be used to reach a variety of individuals not previously thought to be encompassed under the fiduciary duty theory.
5.	Tender Offers.
The SEC has adopted a rule which expressly forbids trading while in possession of material, nonpublic information regarding a tender offer received from the tender offeror, the target company or anyone acting on behalf of either until the information is publicly disclosed by press release or otherwise. There is no requirement to prove that there has been a breach of fiduciary duty when establishing insider trading liability in the context of tender offers. As a result, Supervised Persons should exercise particular caution any time they become aware of nonpublic information relating to a tender offer.
6.	Circumstances in Which You May Obtain Material, Nonpublic Information.
Material, nonpublic information may be obtained in a variety of situations. For example, a person might inadvertently obtain material, nonpublic information through:

2 In U.S. v. O'Hagan, 117 S. Ct. 2199 (1997).

•	Meetings with company representatives (such as "one-t-one" or other discuessions with company executives or directors);

•	Serving as a director of a company;

•	Participation in industry meetings;

•	Discussions with industry experts or insider employees;

•	Interaction with third-party service providers such as legal, banking, brokerage, administrative and printing firms;

•	Family or personal relationships with insiders or others in the financial services industry;

•	Participation on creditor committees;

•	Brokerage relationships providing invitations and access to "PIPE" transactions;

•	The ownership of debt and equity securities of the same issuer;

•	Interactions with investors (including private fund investors) who are corporate insiders; or

•	Interaction with other persons in the financial services industry.

U.S. public companies are subject to Regulation FD, which provides that when an issuer, or person acting on its behalf, discloses material, nonpublic information to certain persons (in general, securities market professionals and holders of the issuer's securities who may trade on the basis of the information), it must make public disclosure of that information. Notwithstanding an issuer's responsibilities pursuant to Regulation FD, Prophecy and its personnel should make an independent evaluation of all information received from issuers and their insiders to determine whether the information is material, nonpublic information.
7.	Penalties for Insider Trading
Penalties for trading on or communicating, material, nonpublic information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Civil penalties include:
•	Civil injunctions;

•	Treble damages;

•	Disgorgement of profits;

•	Fines for the person who committed the violation of up to three times the profit gain or loss avoided, whether or not the person actually benefited;

•
Fines for the employer or other controlling person, if the employer either fails to maintain compliance procedures or fails to take appropriate steps to prevent the likely commission of acts constituting a violation; and

•	Prohibition (which may be permanent) from any business or venture which relates directly or indirectly to securities, including investment management.

Criminal penalties include:

●	Up to 20 years in prison and/or fines of up to $5 million for each violation for individuals; and

●	Fines of up to $25 million for corporate entities.

PROCEDURES TO IMPLEMENT PROPHECY'S POLICY
Every Supervised Person must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability and/or criminal penalties. If you have any questions about these procedures, you should consult the Chief Compliance Officer.
1.	Steps to Take if in Possession of Potential Material, Nonpublic Information.
If you believe that information in your possession is material and nonpublic, or if you have questions as to whether the information is material and nonpublic, you should:
•	Report the matter immediately to the Chief Compliance Officer.

•	Do not purchase or sell the security (including derivatives, swaps or other types of financial instruments relating to the security) on behalf of yourself or others, including Investor Accounts.

•	Do not communicate the information inside or outside Prophecy (including to existing or prospective investors), other than to the Chief Compliance Officer.

After the Chief Compliance Officer has reviewed the issue and consulted with legal counsel (as appropriate), you will be instructed to continue the prohibitions against trading and communication, or you will be allowed to trade and communicate the information.
2.	Restricted List of Securities
●
Prophecy will maintain a "Restricted List" of companies, if any, about which a determination has been made that is prudent to restrict trading activity.  This might include, for example, a company about which investment personnel may have acquired material, nonpublic information or a position where Prophecy may have a securities filing obligation.

●
As a general rule, trades will not be allowed for clients, or for the personal accounts of Employees, in the securities of a company appearing on the Restricted List, except with approval of the Chief Compliance Officer.  Similarly, any determination to remove a company from the Restricted List must be approved by the Chief Compliance Officer.  Restrictions with regard to securities on the Restricted List are also considered to extend to options, nights or warrants relating to those securities and any securities convertible into those securities.

3.	Restricting Access to Material, Nonpublic Information
Material and nonpublic information may not be communicated to anyone, including persons within or outside Prophecy, except as authorized in writing by the Chief Compliance Officer. In addition, care should be taken so that such information is secure. It is the responsibility of each individual to take appropriate measures to prevent the flow of such material, nonpublic information to others within Prophecy's organization, which such measures may include:
●	Sealing files containing material, nonpublic information;

●	Physically isolating certain individual(s) from other personnel of Prophecy who have or who may be in receipt of material, nonpublic information; and

●	Restricting access to computer files containing material, nonpublic information.

A confidentiality agreement has been executed with respect to material, nonpublic information may require that the terms of such confidentiality agreement are followed.
4.            Personal Securities Trading
Prophecy's Code of Ethics (See Appendix L) contains restrictions on the personal securities trading of Supervised Personnel. A personal securities transaction that is permissible under the Code of Ethics is nevertheless still subject to this policy.
5.            Record Keeping
Prophecy shall maintain records relating to this policy, including:
●	A written report detailing any matter reported to the Chief Compliance Officer in accordance with this policy, and the resolution thereof;
●	Attendance of and material related to any training sessions; and
●	The Restricted List (updated as necessary).

D.            Personal Securities Transactions. All Access Persons will strictly comply with Prophecy's policies and procedures regarding personal securities transactions. Access persons are required to pre-clear all securities trading.
1.	Access Persons must report any transaction in the following categories of Covered Securities (collectively "Restricted Securities"):

•	any equity security of a company;

•	any bond or other debt instrument of a company (a "Company Debt Instrument");

•	options on any equity security of a company or Company Debt Instrument;

•	futures contracts on any equity security of a company or Company Debt Instrument;

•
shares of and/or interests in private investment funds, hedge funds, investment clubs and any other pooled investment vehicles exempt from registration under the Investment Company Act (collectively, "Hedge Funds"); and

•
interests in any other limited partnerships (including limited liability and other companies that are treated as partnerships for U.S. federal income tax purposes) whether or not Hedge Funds (as defined above).

•	options on ETFs, on indexes, on commodities and on currencies;

•	futures contracts on ETFs, on indexes, on commodities and on currencies;

•	shares of foreign unit trusts and foreign mutual funds;

•	shares of closed-end investment companies;

•	shares of open-end mutual funds (including ETFs); and

•	shares issued by unit investment trusts (including ETFs) that are invested exclusively in one or more open-end funds.

2.	Limited or Private Offerings - Pre-Clearance. Access Persons must pre-clear for their personal accounts purchases of any securities in limited or private offerings (commonly referred to as private placements). Prophecy will maintain a record of any decision, and the reasons supporting the decision, to approve the personal acquisition of a private placement for at least five years after the end of the fiscal year in which the approval was granted. Before granting such approval Prophecy will evaluate such investment to determine that the investment creates no material conflict between the Access Person and Prophecy. Prophecy may consider approving the transaction if it can determine that: (i) the Access Person is not misappropriating an opportunity that should have been offered to eligible clients, and (ii) the Access Person's investment decisions for clients will not be unduly influenced by his or her personal holdings, and investment decisions are based solely on the best interests of clients. Any Access Person authorized to purchase securities in a private placement shall disclose that investment when they play a part in the client's subsequent consideration of an investment in that issuer. In such circumstances, the client's decision to purchase securities of the issuer shall be subject to independent review by investment personnel with no personal interest in the issuer.

3.	Short-Term Trading. No Access Person may profit in the purchase and sale, or sale and purchase, of the same (or equivalent) Restricted Securities within sixty (60) calendar days. Trades made in violation of this prohibition should be unwound, if possible. Otherwise, any profits realized on such short-term trades shall be subject to disgorgement to the appropriate client(s) of Prophecy.

Access Persons must note that securities transactions covered by this code include transactions in mutual funds advised or sub-advised by Prophecy ("Managed Funds") and Access Persons are expressly prohibited from engaging in short-term trading in Managed Funds.

The Chief Compliance Officer may allow exceptions to this policy on a case-by-case basis when the abusive practices that the policy is designed to prevent, such as front running or conflicts of interest, are not present and the equity of the situation strongly supports an exemption. An example is the involuntary sale of securities due to unforeseen corporate activity such as a merger. The ban on short-term trading profits is specifically designed to deter potential conflicts of interest and front running transactions, which typically involve a quick trading pattern to capitalize on a short-lived market impact of a trade by one or more clients. The Chief Compliance Officer shall consider the policy reasons for the ban on short-term trades, as stated herein, in determining when an exception to the prohibition is permissible. The Chief Compliance Officer may consider granting an exception to this prohibition if the securities involved in the transaction are not (i) being considered for purchase or sale by a client that serves as the basis of the individual's "investment personnel" status or (ii) being purchased or sold by a client that serves as the basis of the individual's "investment personnel" status and are not economically related to such securities. The Chief Compliance Officer shall retain a record of exceptions granted and the reasons supporting the decision.

E.            Gifts and Entertainment. A conflict of interest occurs when the personal interests of employees interfere or could potentially interfere with their responsibilities to Prophecy and its clients. Supervised Persons may not accept inappropriate gifts, favors, entertainment, special accommodations or other things of material value that could influence their decision-making or make them feel beholden to a person or firm. Similarly, Supervised Persons may not offer gifts, favors, entertainment or other things of value that could be viewed as overly generous or aimed at influencing decision-making or making a client feel beholden to Prophecy or the Supervised Person.

In order to address conflicts of interest that may arise when any Supervised Personnel accepts or gives a gift, favor, special accommodation, or other items of value, Prophecy places restrictions on gifts and certain types of business entertainment.
•	Gifts
A.
General – No Supervised Person may give or receive any gift, service, or other item of more than de minimis value, which for the purpose of this Policy is $100, to or from any person or entity that does business with or potentially could conduct business with or on behalf of Prophecy, or an affiliate thereof. No Supervised Person may give or offer any gift of more than de minimis value to existing investors, prospective investors, or any entity that does business with or potentially could conduct business with or on behalf of Prophecy without the prior written approval of the Chief Compliance Officer.

B.
Solicited Gifts – No Supervised Person may use his or her position with Prophecy to obtain anything of value (including gifts, cash, or cash equivalent) from an investor, prospective investor or third party with which Prophecy, or an affiliate thereof, does business.

•	Business Entertainment
•
Reasonable Entertainment – Supervised Personnel may provide or accept a business entertainment event, such as dinner or a sporting event, of reasonable value, if the person or entity providing the entertainment is present.

•
Extravagant Entertainment – Supervised Personnel may not provide or accept extravagant or excessive entertainment to or from an investor, prospective investor, or any person or entity that does or potentially could do business with or on behalf of Prophecy, or an affiliate thereof.

•	Reporting/Recordkeeping
•
Gifts – Each Supervised Person must report any gifts in excess of de minimis value received in connection with the Supervised Person's employment to the Chief Compliance Officer. The Chief Compliance Officer may require that any such gift be returned to the provider or that the expense be repaid by the Supervised Person who was the recipient of such gift or expense.

•
Business Entertainment – Each Supervised Person must report any event likely to be viewed as so frequent or of such high value as to raise a question of impropriety. Attendance of such event must be pre-approved by the Chief Compliance Officer.

•
Quarterly Transaction Reports – Each Supervised Person must include any previously unreported or prospective gift or business entertainment event in excess of the de minimis value on its Quarterly Transaction Statement, attached Form hereto.

F.            Political and Charitable Contributions. Supervised Persons are prohibited from making political contributions for the purpose of obtaining or retaining advisory contracts with government entities. In addition, Supervised Persons are prohibited from considering Prophecy's current or anticipated business relationships as a factor in soliciting political or charitable donations.

I.            Statement of Policy
To the extent that Prophecy, or an affiliate, provides or seeks to provide investment advisory services to a government entity,1 Prophecy will take the measures described herein to seek to ensure that contributions to an official of such government entity and payments to any third party who is engaged to solicit advisory business from such government entity are not made with the purpose of influencing the award of an advisory contract or the decision to invest in a covered investment pool managed by Prophecy.
Prophecy shall comply with Rule 206(4)-5 under the Advisers Act (the "Rule").2 The Rule, with certain exceptions, prohibits Prophecy from:
1.	Receiving compensation for providing investment advisory services to a government entity, directly or indirectly, for two (2) years after Prophecy or any of its covered associates makes a contribution to an official of such government entity;
2.	Coordinating, or soliciting any person or political action committee to make, (a) contributions to an official of a government entity to which Prophecy is providing or seeking to provide advisory services; or (b) payments to a political party of a state or locality where Prophecy is providing or seeking to provide advisory services to a government entity; and
3.	Making or agreeing to make payments to third parties to solicit advisory business from a government entity on behalf of Prophecy unless such third parties are registered investment advisers or registered broker-dealers who are themselves subject to similar restrictions regarding contributions to officials of government entities as Prophecy.
The Rule applies only to the extent that Prophecy provides or seeks to provide investment advisory services to a government entity, either directly or through a government entity's investment in a covered investment pool managed by Prophecy.
II.            Procedures
These procedures seek to ensure that neither Prophecy nor any of its Supervised Personnel makes or has made a contribution in violation of the restrictions on political contributions that Prophecy has adopted. In addition, these procedures prohibit Prophecy from paying or entering into an agreement to pay a third party to solicit advisory business from a government entity on its behalf unless such third party has affirmed its status as a regulated person.

1 Prophecy will be deemed to be seeking to provide investment advisory services to a government entity when it responds to a request for proposal, communicates with the government entity regarding the entity's formal selection process for investment advisers or engages in some other solicitation of the government entity for the purpose of providing advisory services to such government entity, either directly or through a government entity's investment in a covered investment pool managed by Prophecy.
2 Prophecy may have additional responsibilities under the code of conduct of a government program or plan it manages and/or the laws of the state or city in which such program or plan is located.

A.            Political Contributions
(i)	Preclearance of Political Contributions: Supervised Personnel must obtain the prior written approval of the Chief Compliance Officer before making a contribution to any person (including any election committee for the person) who is an incumbent, candidate or successful candidate for state or local office, including any such person who is running for federal office (a "Candidate").
(ii)	Certain De Minimis Contributions: As a matter of policy, the Chief Compliance Officer expects to approve a contribution by a covered associate per election of up to $250 in the case of a contribution to an official for whom such covered associate is entitled to vote and up to $100 in the case of a contribution to an official for whom such covered associate is not eligible to vote, provided that the Chief Compliance Officer concludes that such contribution is not made with the purpose of influencing the award of an advisory contract or the decision to invest in a fund managed by Prophecy and is not likely to have the effect of influencing the award of an advisory contract or the decision to invest in a fund managed by Prophecy. Notwithstanding the foregoing, the Chief Compliance Officer will not approve any contribution that would result in serious adverse consequences to Prophecy or any investor or potential investor under the Rule.
(iii)	Preclearance of Coordination and Solicitation of Contributions and Payments: Supervised Personnel must obtain the prior written approval of the Chief Compliance Officer prior to coordinating or soliciting any person or political action committee or to make (a) a contribution to a Candidate; or (b) a payment to a political party of a state or locality. In this regard, Supervised Personnel must obtain the prior written approval of the Chief Compliance Officer prior to consenting to the use of its name on any fundraising literature for a Candidate or sponsoring a meeting or conference which features a Candidate as an attendee or guest speaker and which involves fundraising for such person.
(iv)	Preclearance of Contributions to Political Action Committees and State and Local Political Parties: Supervised Personnel must obtain the prior written approval of the Chief Compliance Officer prior to making any contribution to a political action committee or a state or local political party. The Chief Compliance Officer will inquire as to how the contribution will be used in order to determine whether the political action committee or political party is closely associated with an official of a government entity. In the event the Chief Compliance Officer determines that the political action committee or political party is closely associated with an official of a government entity, the Chief Compliance Officer will make a determination as to whether to permit Supervised Personnel to make a contribution to such political action committee or political party. As a matter of policy, the Chief Compliance Officer expects to approve a contribution by Supervised Personnel to a political action committee or a state or local political party if the contribution is less than $250 or $100, as applicable.
(v)	Special Disclosure Prior to Hire, Promotion or Transfer: Prior to the hiring, promotion or transfer of a person, such person will be required to disclose, as a condition of the hiring, promotion or transfer, all of the contributions and payments made by such person to Candidates, political action committees and state and local political parties within the preceding two years. To the extent Prophecy is aware that the person has made a contribution or payment in violation of these procedures, Prophecy will make a determination as to whether to hire, promote or transfer such person to serve as a covered associate.

(vi)	Exception for Certain Returned Contributions: The prohibition of the Rule (on receiving compensation for providing advisory services to a government entity for two (2) years after any Supervised Personnel has made a contribution to an official of such government entity) will not apply in certain instances where the triggering contribution is returned. In the event the Chief Compliance Officer discovers that Supervised Personnel has made a contribution in violation of these procedures, the Chief Compliance Officer will make a determination as to whether it will require the Supervised Personnel to seek to obtain a return of the contribution, if possible. In the event the Chief Compliance Officer determines that it is necessary to require the Supervised Personnel to seek to obtain a return of the contribution, it will, within three (3) months after the date of the contribution and thirty (30) days after discovering the contribution, take all available steps to cause the contributing Supervised Personnel to seek to obtain a return of such contribution and will take such other remedial or preventive measures that it determines are appropriate under the circumstances. Prophecy's reliance on this exception for returned contributions will be limited to no more than once for each Supervised Personnel, regardless of the time period.
(vii)	Indirect Violations: Neither Prophecy nor any Supervised Personnel may do anything indirectly that would result in a violation of these procedures.
(viii)	Reporting of Political Contributions and Payments: In the event that Prophecy or Supervised Personnel makes a direct or indirect contribution or payment to a Candidate, a political action committee or a political party of a state or political subdivision thereof, the Chief Financial Officer (on behalf of Prophecy) or such Supervised Personnel, as applicable, must submit a written report to the Chief Compliance Officer as soon as possible, and in no event later than thirty (30) days after the date such contribution or payment was made, disclosing the amount and date of such contribution or payment and the name and title of the recipient.
(ix)	Recordkeeping: The Chief Compliance Officer will compile and keep a list of (a) the names, titles and business and residence addresses of all Supervised Personnel of Prophecy; (b) all government entities to which Prophecy provides; and (c) all direct or indirect contributions made by Prophecy or any of its Supervised Personnel to an official of a government entity, or direct or indirect payments to a political party of a state or political subdivision thereof, or a political action committee. The records described in sub-clause (c) above will be listed in chronological order and will indicate (1) the name and title of each contributor, (2) the name and title (including any city/county/state or other political subdivision) of each recipient of a contribution or payment, (3) the amounts and date of each contribution or payment, and (4) whether any such contribution was the subject of the exception for certain returned contributions.
B.            Payments to Third Parties to Solicit Business from Government Entities

(i)	Review and Approval of Third Party Solicitation Agreements. The Chief Compliance Officer will review and approve each third party solicitation agreement or arrangement prior to Prophecy entering into such agreement or arrangement.
(ii)	Required Disclosure by Regulated Persons. Prior to Prophecy providing or agreeing to provide payment to a third party to solicit advisory business from a government entity on its behalf, the Chief Compliance Officer will require the third party to provide, as a condition to Prophecy engaging such third party, a written representation regarding its status as a regulated person. In addition, the Chief Compliance Officer will take any additional measures it deems necessary to verify such third party's status as a regulated person.
(iii)	Ongoing Review of Regulated Person Status. In the event Prophecy provides or agrees to provide payment to a third party to solicit advisory business from a government entity, Prophecy will require such third party to provide Prophecy with satisfactory representations that the third party meets and will continue to meet the definition of a regulated person as of such date or will obtain such other evidence as Prophecy deems satisfactory to verify such third party's status as a regulated person as of such date.
(iv)	Recordkeeping. Prophecy will keep a list of the name and business address of each regulated person to whom Prophecy provides or agrees to provide directly or indirectly, payment to solicit a government entity for investment advisory services on its behalf.
C.            Sub-Advisory Arrangements
(i)	Serving as Subadviser. In the event Prophecy enters into an agreement with a third party whereby Prophecy will serve as a subadviser to an account or a covered investment pool managed by such third party, the Chief Compliance Officer will obtain all necessary information from the third party in order to determine whether a government entity invests in such account or covered investment pool. In the event a government entity does invest in such account or covered investment pool, the Chief Compliance Officer will take appropriate measures with respect to such government entity in order to ensure compliance with these procedures. In addition, the Chief Compliance Officer will use reasonable efforts to require the third party to obtain the prior written approval of Prophecy prior to admitting a government entity as an investor in a covered investment pool to which Prophecy is providing subadvisory services.
(ii)	Hiring of Subadviser. In the event Prophecy hires a third party to serve as a subadviser to an account or a covered investment pool in which a government entity invests, the Chief Compliance Officer will require such third party to disclose whether it or any of its covered associates has made a contribution or payment that would result in a serious adverse consequence to such third party under the Rule. In addition, the Chief Compliance Officer will require the third party to verify on an ongoing basis that neither the third party nor any of its covered associates has made a contribution or payment that would result in a serious adverse consequence to such third party under the Rule.
III.            Definitions
"Contributions" means gifts, subscriptions, loans, advances, deposits of money, or anything of value made for: (i) the purpose of influencing any election for federal, state or local office; (ii) payments of debt incurred in connection with any such election; or (iii) transition or inaugural expenses of the successful candidate for state or local office.

"Covered Investment Pool" means (i) an investment company registered under the Investment Company Act of 1940 that is an investment option of a plan or program of a government entity or (ii) any company that would be an investment company under Section 3(a) of the Investment Company Act of 1940, but for the exclusion provided from that definition by either Section 3(c)(1), Section 3(c)(7) or Section 3(c)(11) of that Act.
"Government Entity" means any state or political subdivision of a state, including (i) any agency, authority or instrumentality of the state or political subdivision; (ii) a pool of assets sponsored or established by the state or political subdivision or any agency, authority or instrumentality thereof, including, but not limited to, a "defined benefit plan" as defined in Section 414(j) of the Internal Revenue Code, or a state general fund; (iii) a plan or program of a government entity; and (iv) officers, agents or employees of the state or political subdivision or any agency, authority or instrumentality thereof, acting in their official capacity.
"Official" means any person (including any election committee for the person) who was, at the time of the contribution, an incumbent, candidate or successful candidate for elective office of a government entity if the office (i) is directly or indirectly responsible for, or can influence the outcome of, the hiring of Prophecy by the government entity; or (ii) has the authority to appoint any person who is directly or indirectly responsible for, or can influence the outcome of, the hiring of Prophecy by the government entity.
"Payments" means gifts, loans, advances or deposits of money or anything of value.
"Regulated Person" means:
(i) an investment adviser registered with the SEC that has not, and whose covered associates have not, within two years of soliciting a government entity, (A) made a contribution to an official of that government entity other than as permitted by Rule 206(4)-5(b)(1), and (B) coordinated or solicited any person or political action committee to make any contribution to an official of a government entity to which Prophecy is providing or seeking to provide investment advisory services or payment to a political party of a state or locality where Prophecy is providing or seeking to provide investment advisory services, or
(ii) a "broker", as defined in Section 3(a)(4) of the Securities Exchange Act of 1934, or a "dealer", as defined in Section 3(a)(5) of that Act, that is registered with the SEC and is a member of a national securities association registered under Section 15A of that Act (e.g., FINRA), provided that (A) the rules of the association prohibit members from engaging in distribution or solicitation activities if certain political contributions have been made and (B) the SEC, by order, finds that such rules impose substantially equivalent or more stringent restrictions on broker-dealers than the restrictions imposed by Rule 206(4)-5 of the Advisers Act and that such restrictions are consistent with the objectives of such Rule.
"Solicit" means (i) with respect to investment advisory services, to communicate, directly or indirectly, for the purpose of obtaining or retaining an investor for, or referring an investor to, Prophecy; and (ii) with respect to a contribution or payment, to communicate, directly or indirectly, for the purpose of obtaining or arranging a contribution or payment.

"Supervised Personnel" means (i) Prophecy's general partners, managing members, executive officers and other individuals with a similar status or function; (ii) Prophecy's employees who solicit a government entity for Prophecy and persons who supervise, directly or indirectly, such employees; and (iii) any political action committee controlled by Prophecy or by any person described in (i) or (ii) above. An "executive officer" of Prophecy means COO, CIO, CFO, or any other individual in charge of a principal business unit, division or function (such as sales, administration or finance), any other officer of Prophecy who performs a policy-making function or any other person who performs similar policy-making functions for Prophecy.

G.            Confidentiality. Supervised Persons have the highest fiduciary obligation not to reveal confidential company information to any party that does not have a clear and compelling need to know such information and to safeguard all client information. Supervised Persons must keep confidential at all times any nonpublic information they may obtain in the course of their employment at Prophecy. This information includes but is not limited to:
a.	any client's identity (unless the client consents), any information regarding a client's financial circumstances or advice furnished to a client by Prophecy;

b.	information on specific client accounts, including recent or impending securities transactions by clients and activities of the portfolio managers for client accounts;

c.	specific information on Prophecy's investments for clients (including former clients) and prospective clients and account transactions;

d.	information on Firm personnel, including their compensation, benefits, position level and performance rating; and

e.	information on Prophecy's business activities, including new services, products, technologies and business initiatives, unless disclosure has been authorized by Prophecy.

Supervised Persons may not disclose to persons outside Prophecy any material nonpublic information about any client, the securities investments made by Prophecy on behalf of a client, information about contemplated securities transactions or information regarding Prophecy's trading strategies, except as required to effectuate securities transactions on behalf of a client or for other legitimate business purposes.

H.            Service on a Board of Directors. Because of the high potential for conflicts of interest and insider trading problems, Prophecy carefully scrutinizes any Access Person's service on a board of directors of a public or private company, and such service is subject to disclosure upon or prior to employment and prior approval by the Chief Compliance Officer after the Access Person becomes an employee of Prophecy. Any such authorization shall be based upon a determination that the board service is consistent with the interests of Prophecy's clients and Prophecy. Authorization of board service shall be subject to the implementation by Prophecy of a Chinese Wall or other procedures to isolate an Access Person from making decisions about trading in that company's securities. Notification of a relevant Access Person's directorships shall be made to the Chief Compliance Officer of any U.S. registered investment company Prophecy advises or sub-advises by Prophecy's Chief Compliance Officer or his or her designee.

I.            Other Outside Activities. Supervised Persons may not engage in outside business interests or employment that could in any way conflict with the proper performance of their duties as employees of Prophecy.

J.            Marketing and Promotional Activities. Prophecy has instituted policies and procedures relating to its marketing, performance, advertising and promotional materials to comply with relevant securities laws. All oral and written statements by Supervised Persons, including those made to clients, their representatives, the public or the media, must be professional, accurate, balanced and not misleading in any way.

V.            ADMINISTRATION AND ENFORCEMENT OF THE CODE

A.            Training and Education. The Chief Compliance Officer or his designee is responsible for training and educating Supervised Persons regarding the Code. Such training will occur periodically and all Supervised Persons are required to attend training sessions deemed mandatory by the Chief Compliance Officer. Certain Supervised Persons may be required to attend conferences or seminars or participate in training programs (including Internet based programs) to receive additional specialized training and education.

B.            Annual Review. The Chief Compliance Officer will review at least annually the adequacy of the Code and the effectiveness of its implementation.

C.            Board Approval (Fund Advisers). Fund advisers are required to have their codes approved by the board of directors of any mutual funds they advise or sub-advise. Any material amendments to the code must also be approved by the board. (Required by Investment Company Act Rule 17j-1)

D.            Report to the Board(s) of Investment Company Clients. Prophecy will provide an annual written report to the board of the directors of each of its U.S. registered management investment company clients that describes any issues arising under Prophecy's Code of Ethics since the last report, including information about material violations of the Code and sanctions imposed in response to such violations. The report will include discussion of whether any waivers that might be considered important by the board were granted during the period. The report must also certify that the adviser has adopted procedures reasonably necessary to prevent Access Persons from violating the code. (Required by Investment Company Act Rule 17j-1)

E.            Report to Senior Management. The Chief Compliance Officer is required to report to senior management regarding the annual review of this Code and to bring all material violations to the attention of senior management, including Prophecy's Board of Directors.

F.            Reporting Violations. All Supervised Persons must report violations of Prophecy's Code of Ethics promptly to the Chief Compliance Officer or other appropriate personnel designated in this Code (provided the Chief Compliance Officer also receives reports of all violations).

1.            Confidentiality. Any reports pursuant to Prophecy's Code of Ethics will be treated confidentially to the extent permitted by law and investigated promptly and appropriately. Supervised Persons may submit any violation report referenced herein anonymously.

2.            Alternate Designee. In case the Chief Compliance Officer or other primary designee is involved in the violation or is unreachable, employees may report violations directly to any member of Prophecy's Board of Directors.

3.            Advice of Counsel. Supervised persons may seek advice from the Legal Department with respect to any action or transaction which may violate Prophecy's Code of Ethics and should also refrain from any action or transaction with might lead to the appearance of a violation of this Code.

4.            Apparent Violations. Prophecy encourages Supervised Persons to report "apparent" or "suspected" violations of the Code of Ethics in addition to actual or known violations of the Code.

5.            Retaliation. Retaliation against any Supervised Person who reports a violation with respect to Prophecy's Code of Ethics is prohibited and constitutes a further violation of this Code.

G.            Sanctions. Any violation of Prophecy's Code of Ethics may result in disciplinary action that the Chief Compliance Officer or other Firm employee(s) responsible for its administration deem appropriate, including but not limited to a warning, fines, disgorgement, suspension, demotion, or termination of employment. In addition to sanctions, violations may result in referral to civil or criminal authorities where appropriate.

V.            REPORTING

1.            COMPLIANCE PROCEDURES

A.            Personal Securities Transaction Procedures and Reporting.

1.            Reporting Requirements.

a.            Holdings Reports. All Access Persons must submit to the Chief Compliance Officer (or other designated compliance associate) a report of all holdings in Covered Securities within 10 days of becoming an Access Person and thereafter on an annual basis. The holdings report must include: (i) the title and exchange ticker symbol or CUSIP number, type of security, number of shares and principal amount (if applicable) of each Covered Security in which the Access Person has any direct or indirect beneficial ownership; (ii) the name of any broker, dealer or bank with which the Access Person maintains an account in which ANY SECURITIES are held for the Access Person's direct or indirect benefit; and (iii) the date the report is submitted. The information supplied must be current as of a date no more than 45 days before the holdings report is submitted. For new Access Persons, the information must be current as of a date no more than 45 days before the person became an Access Person. Copies of an Initial and Annual Holdings Report are attached hereto as Exhibits B-1 and B-2 respectively.

 b.            Quarterly Transaction Reports. All Access Persons must submit to the Chief Compliance Officer (or other designated compliance associate) transaction reports no later than 30 days after the end of each calendar quarter covering all transactions in Covered Securities during the quarter. The transaction reports must include information about each transaction involving a Covered Security in which the Access Person had, or as a result of the transaction acquired, any direct or indirect beneficial ownership. The reports must include: (i) the date of the transaction, the title and exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares and the principal amount (if applicable) of each reportable security involved; (ii) the nature of the transaction (e.g., purchase, sale); (iii) the price of the security at which the transaction was effected; (iv) the name of the broker, dealer, or bank with or through which the transaction was effected; and (v) the date the report is submitted. A copy of the Quarterly Transaction Report is attached hereto as Exhibit C.

 c.            Quarterly Brokerage Account Reports. All Access Persons must disclose to the Chief Compliance Officer (or other designated compliance associate) the following information about any account opened during the quarter containing ANY SECURITIES held for the direct or indirect benefit of the Access Person: (i) the name of the broker, dealer or bank with whom the Access Person established the account; (ii) the date the account was established; and (iii) the date the report is submitted.

d.            Confidentiality of Reports. Reports submitted pursuant to this Code of Ethics shall be confidential and shall be provided only to those employees of Prophecy with a need to know the contents thereof, officers and directors of Prophecy, Chief Compliance Officers of any registered investment company client Prophecy advises or sub-advises, compliance consultants engaged by Prophecy, counsel and/or regulatory authorities upon appropriate request.

2.            Exempt Transactions.

a.            Reporting Exemptions. Access Persons need not submit:

i.	Any report with respect to securities held in accounts over which the Access Person has no direct or indirect influence or control;

ii.	A transaction report with respect to transactions effected pursuant to an automatic investment plan, systematic withdrawal plan or a dividend reinvestment plan; and

iii.	A transaction report if the report would duplicate information contained in broker trade confirmations or account statements that Prophecy holds in its records, so long as Prophecy receives the confirmations or statements no later than 30 days after the end of the applicable calendar quarter.

3.            Duplicate Brokerage Confirmations and Statements. Access Persons must provide to the Chief Compliance Officer or other designated compliance official, on a timely basis, duplicate copies of confirmations of all personal securities transactions and copies of periodic statements for all securities accounts. Prophecy may use such duplicate brokerage confirmations and account statements in lieu of transaction reports required under this Code of Ethics, provided that all of the required information is contained in those confirmations and statements. At such time as Prophecy establishes automated code of ethics transactions reporting, all Access Persons will be required to arrange for electronic delivery to Prophecy of their periodic statements and trade confirmations for all securities accounts containing Covered Securities.

4.            Monitoring of Personal Securities Transactions. The Chief Compliance Officer (or other designated compliance associate) is required to periodically review personal securities transactions and holdings reporting for all Access Persons under this Code. Prophecy has instituted the following procedures to implement this requirement:

•	Prophecy has designated the Chief Compliance Officer with the responsibility of reviewing and monitoring personal securities transactions and trading patterns of Prophecy's Access Persons.

•
Prophecy will designate other individuals from time to time with the responsibility of reviewing and monitoring the personal securities transactions of the Chief Compliance Officer and for taking on the responsibilities of the reviewer in the reviewer's absence.

•	Review of personal securities holding and transaction reporting by such persons will include:

i.	An assessment of whether the Access Person followed any required internal procedures;

ii.	Comparison of personal trading to any restricted lists;

iii.	An assessment of whether the Access Person is trading for his or her own account in the same securities he or she is trading for clients, and, if so, whether the clients are receiving terms as favorable as the Access Person takes for himself or herself;

iv.	Periodically analyzing the Access Person's trading for patterns that may indicate abuse, including market timing; and

v.	An investigation of any substantial disparities between the percentage of trades that are profitable when the Access Person trades for his or her own account and the percentage that are profitable when he or she places trades for clients.

B.            Certification of Compliance.

1.            Initial Certification. Prophecy is required to provide all Supervised Persons with a copy of this Code of Ethics. Prophecy requires all Supervised Persons to certify in writing (or through approved electronic means) that they have: (a) received a copy of the Code; (b) read and understand all provisions of the Code; and (c) agreed to comply with the terms of the Code.

2.            Acknowledgement of Amendments. Prophecy will provide Supervised Persons with any amendments to its Code of Ethics and Supervised Persons will complete an acknowledgement in writing (or through approved electronic means) that they have received, read, and understood the amendments to the Code. Prophecy and members of its compliance staff will make every attempt to bring important changes to the attention of Supervised Persons.

3.            Annual Certification. All Supervised Persons are required annually to certify that they have read, understood, and complied with the Code of Ethics.

VII.	RECORDKEEPING
Prophecy will maintain the following records pertaining to this Code of Ethics:
•	A copy of each Code that has been in effect at any time during the past five years;

•	A record of all pre-clearance requests for trading activity

•	A record of any violation of the Code and any action taken as a result of such violation for five years from the end of the fiscal year in which the violation occurred;

•
A record of all acknowledgements of receipt of the Code and amendments for each person who is currently, or within the past five years was, a Supervised Person (these records must be kept for five years after the individual ceases to be a Supervised Person of Prophecy);

•	Holdings and transactions reports made pursuant to the Code, including any brokerage confirmation and account statements provided in lieu of these reports;

•	A list of the names of persons who are currently, or within the past five years were, Access Persons;

•
A record of any decision and supporting reasons for approving the acquisition of securities by Access Persons in Restricted Securities and limited offerings for at least five years after the end of the fiscal year in which approval was granted.

•	A record of persons responsible for reviewing Access Persons' reports currently or during the last five years; and

•	A copy of reports provided to the board of directors of any U.S. registered management investment company for which Prophecy acts as adviser or sub-adviser regarding the Code.

Unless specified otherwise, the above records must be maintained for the past five years with at least the prior two years maintained at Prophecy's main office in a readily accessible place.

VIII.            OVERSIGHT OF CODE OF ETHICS

1.	Acknowledgment. The Chief Compliance Officer will annually distribute a copy of the Code of Ethics to all Supervised Personnel. The Chief Compliance Officer will also distribute promptly all amendments to the Code of Ethics. All Supervised Personnel are required annually to sign and acknowledge their receipt of this Code of Ethics by signing the attached Form of Acknowledgment.
2.	Review of Transactions. Each Supervised Person's transactions in his/her Personal Account will be reviewed on a regular basis and compared with transactions for the investors and against the list of Restricted Securities. Any Supervised Personnel transactions that are believed to be a violation of this Code of Ethics will be reported promptly. The Chief Investment Officer (or a non-executive member of the Board of Directors) will review the Chief Compliance Officer's transactions and preclearance requests.
3.	Sanctions. Prophecy's management, with advice of legal counsel, at their discretion, will consider reports made to them and upon determining that a violation of this Code of Ethics has occurred, may impose such sanctions or remedial action as they deem appropriate or to the extent required by law. These sanctions may include, among other things, termination of employment.
4.	Authority to Exempt Transactions. The Chief Compliance Officer has the authority to exempt any Supervised Person or any personal securities transaction of a Supervised Person from any or all of the provisions of this Code of Ethics if the Chief Compliance Officer determines that such exemption would not be against any interests of an investor and in accordance with applicable law. The Chief Compliance Officer will prepare and file a written memorandum of any exemption granted, describing the circumstances and reasons for the exemption.
5.	ADV Disclosure. The Chief Compliance Officer will ensure that Prophecy's Form ADV (if required to be filed): (i) describes the Code of Ethics and (ii) offers to provide a copy of the Code of Ethics to any investor or prospective investor upon request.
IX.            CONFIDENTIALITY
All reports of personal securities transactions and any other information pursuant to this Code of Ethics will be treated as confidential to the extent permitted by law.

EXHIBIT A
PRECLEARANCE FORM FOR TRANSACTIONS IN PERSONAL ACCOUNTS
Name: _______________________

Issuer: _________________________

Type of Security: _________________________

Number / Amount of Security: _________________________

Interest rate (if applicable): _________________________

Maturity date (if applicable): _________________________

Transaction Type (please circle): Purchase                                                                                                                Sale                          Short Sale

Estimated Trade Date: _________________________
Estimated Price: _________________________
Broker/Dealer: _________________________

Is the investment an initial public offering?                                                                                                                                  Y            N
Is the investment a private placement?                                                                                                                                              Y            N
Is the investment an opportunity of limited availability?                                                                                                 Y            N

Representation and Signature
By executing this Form, I represent and warrant that the information contained herein is accurate and complete in all respects and that my trading in this security is not based on any material nonpublic information. I understand that preclearance will only be in effect for 24 hours from the time of the Chief Compliance Officer's signature.

_________________________________
Name & Title (please print)

_________________________________                      ____________________
Signature                                                                                                                Date

Approved By:

_________________________________                      ____________________
John Hughes                                                                                                      Date
Chief Compliance Officer

EXHIBIT A

The list of Affiliated Funds is updated quarterly by Prophecy and distributed to all Supervised Persons with the request for their quarterly transaction report.

EXHIBIT B-1
INITIAL HOLDINGS REPORT

Name ________________________                                                                                                          Date _______________________

NAME OF ISSUER	EXCHANGE TICKER SYMBOL/CUSIP	TYPE OF S ECURITY	NUMBER OF SHARES	PRINCIPAL AMOUNT (IF APPLICABLE)	NAME OF BROKER/DEALER/BANK

I certify that the foregoing is a complete and accurate list of all Covered Securities in which I have any Beneficial Ownership.

________________________________
Signature

EXHIBIT B-2

ANNUAL HOLDINGS REPORT

Name ___________________________                                                                                                          Date _____________________

NAME OF ISSUER	EXCHANGE TICKER SYMBOL/CUSIP	TYPE OF SECURITY	NUMBER OF SHARES	PRINCIPAL AMOUNT (IF APPLICABLE)	NAME OF BROKER/DEALER/BANK

I certify that the foregoing is a complete and accurate list of all Covered Securities in which I have any Beneficial Ownership.
________________________________
Signature

QUARTERLY TRANSACTION REPORT

Name ____________________________                                                                                        Date ____________________________

DATE OF TRANSACTION	TITLE & EXCHANGE TICKER SYMBOL OR CUSIP #	INTEREST DATE	MATURITY DATE	NUMBER OF SHARES	PRINCIPAL AMOUNT	TYPE OF TRANSACTION	PRICE OF SECURITY AT WHICH THE TRANSACTION WAS EFFECTED	NAME OF BROKER/ DEALER/ BANK

I certify that the foregoing is a complete and accurate list for the period noted above of all transactions in Covered Securities in which I have any Beneficial Ownership.

________________________________
Signature

FORM D
ACKNOWLEDGMENT OF CODE OF ETHICS
I hereby acknowledge receipt of the Prophecy Code of Ethics and certify that I have read and understand it (and have asked questions, and received clarified answers, where I did not understand the information and requirements) and agree to fully abide by it. I hereby represent that all my personal securities transactions will be effected in compliance with the Code of Ethics.
_________________________________
Name & Title (please print)

_________________________________                              ____________________
Signature                                                                                                                         Date

FORM E
REPORT OF BOARD MEMBERSHIPS AND OUTSIDE BUSINESS ACTIVITIES

To:                          Chief Compliance Officer
From:                     [•]
Subject:              Board Memberships and Outside Business Activities

Prophecy's Supervised Persons are not permitted to serve on the board of directors of any public or private company (including trusts and charitable organizations), without prior written authorization from the Compliance Officer. In certain instances where Supervised Persons were already members of the boards of Prophecy's affiliates, Supervised Persons serving on such disclosure of such positions will be made to the Chief Compliance Officer
Pursuant to the Code of Ethics, Supervised Persons are required to submit to the Chief Compliance Officer a description of any business activity outside of Prophecy, including all board memberships, offices held, or other roles or activities.
Additionally, please include information as to whether any family members serve on the boards of directors of any public or private company, are employed by a publicly traded company, employed by a brokerage firm or investment bank, or hold a senior governmental position. Relevant information includes such family member's name, their relation to you, the organization for which such family member works and their title within the organization.
Date	Activity/Relationship to Disclose	Description of Position

If you do not have an outside business activity, board membership, or family member in such capacity, please check the following box:

_________________________________
Name & Title (please print)

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Signature                                                                                                                      Date

FORM A
QUARTERLY TRANSACTION REPORT
You must report any previously unreported or prospective gift or business entertainment event in excess of the de minimis value. This Form must be signed and returned even if you have no unreported or prospective gift or business entertainment event in excess of the de minimis value during the quarter.
Name: ____________________
Period of Report: 1 __________ 201[●] to 3[●] __________ 201[●].
Date	Description of Gift or Business Entertainment Event	Value

I certify that I have reported on this Form all gifts that I have received and business entertainment events that I have attended or expect to attend during the period covered by this Report.

_________________________________
Name & Title (please print)

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Signature                                                                                                                     Date